Exhibit 10.9.5
Description of the Reinsurance Agreement for 2006 between ACIC and General
Reinsurance Corporation effective January 1, 2006
The Company, on behalf of its subsidiaries American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC), entered into a reinsurance contract for the fiscal year beginning January 1, 2006. The following summarizes the significant terms of this reinsurance contract.
LIABILITY OF THE REINSURER
The Reinsurer shall pay to ACIC and BCIC, with respect to Workers’ Compensation and Employers’ Liability Business, the amount of Net Loss for each Occurrence, as defined in the contract, in excess of ACIC’s and BCIC’s retention, but not exceeding the Limits of Liability of the Reinsurer as follows:

Loss Layer	Reinsurer	Comment
$5,000,000 excess $5,000,000	General Reinsurance Corporation	Non Minnesota losses

$10,000,000 excess $10,000,000	General Reinsurance Corporation	Non Minnesota losses. Net loss for any one employee shall not exceed $10,000,000

Excess of $20,000,000		Non Minnesota losses 100% retained by ACIC
COMMENCEMENT AND TERMINATION
The contract shall apply to new and renewal policies of ACIC and BCIC becoming effective at and after 12:01 A.M., January 1, 2006, and to policies in force at 12:01 A.M., January 1, 2006, with respect to losses resulting from Occurrences taking place at or after the aforesaid time and date.
The contract is for one year and automatically expires at 12:01 A.M. on January 1, 2007. The Reinsurer may also terminate the contract in the event of significant adverse events at ACIC or BCIC or in the event of a change in control of ACIC, BCIC or RTW, Inc.
REINSURANCE PREMIUM
ACIC and BCIC agreed to pay the Reinsurer based on subject premiums earned for each Loss Layer as shown above. These rates are similar to the rates that we paid in 2005.